Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-179807

March 26, 2015

Investor Contact: David Morimoto	Media Contact: Wayne Kirihara
SVP & Treasurer	SVP – Corporate Communications
(808) 544-3627	(808) 544-3687

CENTRAL PACIFIC FINANCIAL CORP. ANNOUNCES SECONDARY OFFERING AND ADDITIONAL AUTHORIZATION OF $75 MILLION SHARE REPURCHASE PROGRAM

HONOLULU, March 26, 2015 /PRNewswire/ — Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank (the “Bank”), announced today that funds affiliated with ACMO-CF, L.L.C. and Carlyle Financial Services Harbor, L.P. intend to offer for sale an aggregate of 7,605,388 shares of the Company’s common stock in an underwritten secondary offering pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission (the “SEC”).  The selling shareholders will receive all of the proceeds from this offering. No shares of common stock are being sold by the Company.

Citigroup is acting as sole underwriter for the common stock offering.

Additionally, the Company announced that its Board of Directors has authorized an additional $75 million to its common stock repurchase program under which shares may be repurchased from time to time in open market or privately negotiated transactions, subject to market conditions and other factors.

In connection with the common stock repurchase program, the Company will purchase approximately 3,200,000 shares of its common stock in the offering at a price per share equal to the price per share being paid by the underwriter to the selling shareholders in the offering.

A shelf registration statement, including a base prospectus, with respect to the offering was previously filed by the Company with the SEC and became effective on March 9, 2012. A preliminary prospectus relating to the offering has been filed with the SEC. The offering will be made only by means of a prospectus supplement and the accompanying base prospectus. Copies of the prospectus supplement and the accompanying base prospectus relating to these securities may be obtained when available without charge from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling (800) 831-9146.

A copy of the prospectus supplement and accompanying base prospectus may also be obtained without charge by visiting the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Central Pacific Financial Corp.

Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $4.85 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 36 branches and 110 ATMs in the state of Hawaii, as of December 31, 2014.

Forward-Looking Statements

This document may contain forward-looking statements concerning results of the offering of our common stock by our selling shareholders, projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, plans and objectives of management for future operations, future economic performance, or any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “hopes,” “should,” “estimates,” or words of similar meaning.  While the Company believes that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to:  the effect of, and our failure to comply with any regulatory orders we are or may become subject to; oversupply of inventory and adverse conditions in the Hawaii and California real estate markets and any weakness in the construction industry;  adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates,  deterioration in asset quality, and losses in our loan portfolio; the impact of local, national, and international economies and events (including political events, acts of war or terrorism, natural disasters such as wildfires, tsunamis and earthquakes) on the Company’s business and operations and on tourism, the military and other major industries operating within the Hawaii market and any other markets in which the Company does business; deterioration or malaise in economic conditions, including destabilizing factors in the financial industry and deterioration of the real estate market, as well as the impact from any declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular;  our ability to continue making progress on our recovery plan; the impact of regulatory action on the Company and Central Pacific Bank and legislation affecting the banking industry; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, other regulatory reform, and any related rules and regulations on our business operations and competitiveness; the costs and effects of legal and regulatory developments, including legal proceedings or regulatory or other governmental inquiries and proceedings and the resolution thereof, and the results of regulatory examinations or reviews;  the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, securities market and monetary fluctuations;  negative trends in our market capitalization and adverse changes in the price of the Company’s common shares; changes in consumer spending, borrowings and savings habits; technological changes and developments; changes in the competitive environment among financial holding companies and other financial service providers; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; our ability to attract and retain skilled executives and employees; changes in our organization, compensation and benefit plans; and our success at managing the risks involved in any of the foregoing items. For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year and, in particular, the discussion of “Risk Factors” set forth therein. The Company does not update any of its forward-looking statements except as required by law.